NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

Geospace Technologies Reports Fiscal Year 2012 Results

Houston, Texas - December 11, 2012 - Geospace Technologies (NASDAQ: GEOS) today announced net income of $35.1 million, or $2.74 per diluted share, on revenues of $191.7 million for its fiscal year ended September 30, 2012. This compares with a net income of $29.7 million, or $2.36 per diluted share, on revenues of $173.0 million for the prior fiscal year.

For the fourth quarter ended September 30, 2012, the company recorded revenues of $36.9 million and net income of $4.3 million, or $0.33 per diluted share. For the comparable period last year, the company recorded revenues of $32.8 million and a net income of $3.6 million, or $0.28 per diluted share.

As previously announced, the company noted that OYO Corporation, the company's former owner, sold their remaining 20% stake in the company back in February 2012. This sale prompted the recent change in the company's name from OYO Geospace Corporation to Geospace Technologies Corporation. The company's common stock now trades under the ticker symbol GEOS. The company also noted that in October 2012 it announced a 2-for-1 stock split effected in the legal form of a 100% stock dividend. All share and earnings per share amounts in this press release have been adjusted to give effect to the stock split.

"We posted our second consecutive year of record revenues and net income in fiscal year 2012. Revenues grew by 11% from fiscal year 2011 and our net income increased by 18%. While revenues from our traditional seismic exploration and reservoir products were flat compared to fiscal year 2011, our wireless product sales and rentals grew 30% during fiscal year 2012. Since its introduction back in 2008 and through September 30, 2012, we have sold 158,000 wireless channels and at September 30, 2012 we had 52,000 wireless channels in our rental fleet," said Gary D. Owens, Geospace Technologies' Chairman, President and CEO.

"Similar to fiscal year 2011, our revenues for the fourth quarter of fiscal year 2012 were lower when compared to the previous quarters of the fiscal year. We attribute this sequential decline in revenues to our erratic order flow and the timing of shipments which is dictated by our customers. As we have often said, our business is lumpy as evidenced by our fourth quarter results for both fiscal year 2011 and 2012. However, revenues are expected to rebound in the first quarter of fiscal year 2013. We have already announced two orders totaling 34,000 channels of our wireless system which are expected to be delivered in the first quarter of fiscal year 2013. Both systems are expected to be initially deployed in Canada for use during the winter season. We believe there are several additional opportunities to receive orders for our wireless system before the end of the first quarter of fiscal year 2013. Regarding the $14.9 million seabed seismic reservoir monitoring system ordered by Shell Brasil Petróleo Ltda, we now expect to deliver this system in the second quarter of fiscal year 2013 due to unforeseen delays with certain contract vendors. However, we do plan to begin revenue recognition for the new Statoil contract in the first quarter of fiscal year 2013. Fiscal year 2013 is off to a great start."

"We are very excited about the signing of the $160 million Statoil contract in November 2012. As we previously stated, we will recognize revenues and profits from this large contract over the next three fiscal years utilizing the percentage of completion method. Currently, we estimate that approximately 45%, 40% and 15% of the Statoil contract's revenues will be recognized in fiscal years 2013, 2014 and 2015, respectively. Both the Shell and Statoil contracts for permanent subsea systems give us an unusual visibility not often seen in our other product segments."

"Our new product development initiatives continue. During fiscal year 2012, our new subsea nodal OBX system was used under a rental contract for the first time with excellent results. Subsequent to fiscal year 2012, two additional OBX systems were rented to customers operating in the offshore waters of Peru and in the North Sea. At the annual SEG meeting in Las Vegas back in November, we announced a new version of our land wireless system called the GCX. The GCX system can be used in any land environment, and it has special applications in high theft areas and provides our smallest footprint for environmentally sensitive areas. The GCX nodal system works seamlessly with our existing land and marine wireless data acquisition systems. The GCX system will be available in both single and three channel versions. The first GCX systems will be ready for sale during the second fiscal quarter of fiscal year 2013."

"We are preparing for additional growth in our worldwide business operations. During the fourth quarter of fiscal year 2012, we added 119 new fulltime positions at our Houston facility to staff up for the increase in business activities mentioned above. Over the course of fiscal year 2012, we added 209 fulltime employees at our Houston facility. Subsequent to the end of fiscal year 2012, we purchased a 30,000 square foot facility in northwest Houston near our existing Pinemont facility and immediately put it to use. In addition, we just completed the purchase of a 19,000 square foot facility in Bogotá, Colombia to house the operations of our new branch office named Geospace Technologies, Sucursal Sudamericana LLC. The new Colombian branch office will be a center to sell, rent and provide various repair and infield services for our South American based customers. We expect to initiate operations at the new Colombian branch office during the second quarter of fiscal year 2013."

"Our balance sheet remains strong. We ended fiscal year 2012 with $146 million of working capital, $71 million of cash/short-term investments, and no long-term debt on our balance sheet. Our $25 million credit facility remains untouched at this time, resulting in total liquidity of $96 million at the end of fiscal year 2012. We believe the strength of our balance sheet puts us in a good position to meet the challenges ahead."

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(unaudited)	(unaudited)	(unaudited)

Sales	$ 36,949	$ 32,805	$ 191,664	$ 172,970
Cost of sales	23,600	20,025	109,634	98,857
Gross profit	13,349	12,780	82,030	74,113

Operating expenses:
Selling, general and administrative	4,430	4,187	18,914	18,051
Research and development	2,969	2,544	12,167	11,529
Bad debt expense (recovery)	(207)	(17)	118	128
Total operating expenses	7,192	6,714	31,199	29,708

Gain (loss) on sale of assets	37	(17)	34	--

Income from operations	6,194	6,049	50,865	44,405

Other income (expense):
Interest expense	(80)	--	(199)	(43)
Interest income	182	101	743	267
Foreign exchange gains (losses)	173	44	457	80
Other, net	51	(51)	(4)	(90)
Total other income (expense), net	326	94	997	214

Income before income taxes	6,520	6,143	51,862	44,619
Income tax expense	2,254	2,554	16,744	14,908

Net income	$ 4,266	$ 3,589	$ 35,118	$ 29,711

Basic earnings per share	$ 0.33	$ 0.28	$ 2.76	$ 2.39

Diluted earnings per share	$ 0.33	$ 0.28	$ 2.74	$ 2.36

Weighted average shares outstanding - Basic	12,763,122	12,679,180	12,735,520	12,441,313
Weighted average shares outstanding - Diluted	12,875,350	12,810,962	12,836,239	12,572,647